MDU Resources Reports Second Quarter Earnings; Affirms Earnings Guidance

BISMARCK, N.D. — Aug. 4, 2021 — MDU Resources Group, Inc. (NYSE: MDU) today reported second quarter earnings of $100.2 million, or 50 cents per share, compared to second quarter 2020 earnings of $99.7 million, or 50 cents per share. For the six months ended June 30, MDU Resources earned $152.3 million, or 76 cents per share, compared to $124.8 million, or 62 cents per share, in 2020.

“All our business lines continue to see strong results,” said David L. Goodin, president and CEO of MDU Resources. “We had record second quarter earnings at our construction services business and near-record results at our construction materials business. Our regulated energy delivery businesses also continue to see solid customer demand. Our second quarter results were impacted by higher stock-based compensation and increased health care costs totaling approximately $4.2 million, after tax. We continue to expect earnings per share to be in the range of $2.00 to $2.15 for 2021.

“We are excited to have construction underway on our North Bakken Expansion project and, with favorable weather, expect it to be in service by the end of the year. We just announced a natural gas pipeline expansion project in eastern North Dakota that will allow our utility company to fulfill higher customer demand in Wahpeton while also extending service to Kindred. We also are pleased to see Congress continue working toward an infrastructure funding package. All our operations, particularly our construction businesses, are well-positioned to capitalize on these opportunities and create superior shareholder value as we continue building a strong America.”

Business Unit Highlights
Construction Materials and Services
The construction materials business earned $51.4 million in the second quarter, compared to last year’s record second quarter earnings of $53.0 million. The decrease in earnings was largely from higher labor-related costs, including increased stock-based compensation and health care costs. The construction materials business continues to see strong pricing and demand for its materials and contracting services, particularly in the Northwest. The construction materials backlog of work at June 30 was $912 million, compared to $875 million at June 30, 2020.

The construction services business had record second quarter revenue and earnings. Revenue increased 6% and earnings were $28.9 million, following on last year’s record second quarter earnings of $27.9 million. The increase in earnings was primarily from continued strong demand across the commercial and industrial space, particularly the manufacturing industry, as well as increased sales and rentals of the power line equipment the company manufactures. The construction services backlog of work at June 30 was a record $1.32 billion, compared to $1.31 billion at June 30, 2020.

Regulated Energy Delivery
The electric and natural gas utility earned $9.6 million in the second quarter, compared to $11.2 million in the second quarter of 2020. Earnings decreased because of higher operating expenses, particularly labor-related costs including increased stock-based compensation and health care expenses. Rate relief in several jurisdictions decreased the seasonal loss the company typically experiences from its natural gas utility operations. Electric retail sales volumes were 6.9% higher and natural gas retail sales volumes were 2.1% lower during the quarter compared to second quarter 2020.

The pipeline business earned $9.2 million in the second quarter, compared to $9.0 million in the second quarter last year. The increase in earnings was largely the result of higher non-regulated project revenues. The company started construction in mid-July on its North Bakken Expansion project, a pipeline extension in western North Dakota that will have capacity to transport 250 million cubic feet of natural gas per day. The project, which is expected to be in service by the end of 2021, is supported by long-term agreements with non-affiliated customers.

Additional Information
In the second quarter of 2020 MDU Resources' businesses recorded $9.2 million in gains on certain company benefit plans. These same benefit plans saw gains on investment of $3.8 million in the second quarter of 2021, therefore reflecting a negative impact of $5.4 million.

Guidance
MDU Resources expects earnings per share in the range of $2.00 to $2.15 in 2021, based on these assumptions:
•Normal weather, including precipitation and temperatures, across all company markets.
•Continued recognition as essential service providers across all company markets.
•Electric and natural gas customer growth continuing at a rate of 1-2% annually.
•Operating cash flows in the range of $625 million to $675 million.
•Earnings before interest, taxes, depreciation and amortization (EBITDA) in the range of $875 million to $925 million.
•Construction materials revenues in the range of $2.1 billion to $2.3 billion, with margins comparable to 2020, and construction services revenues in the range of $2.1 billion to $2.3 billion, with margins comparable to or slightly higher than 2020.
The company plans to invest $806 million for capital projects in 2021; future acquisitions are not included in this amount and would be incremental to the capital program.

Corporate Strategy
MDU Resources’ strategy is to deliver superior value with a two-platform model, regulated energy delivery and construction materials and services businesses, while also pursuing organic growth opportunities and using a disciplined approach to strategic acquisitions of well-managed companies and properties. The company, on a consolidated basis, anticipates 5-8% long-term compound annual growth on earnings per share.

Conference Call
MDU Resources will discuss second quarter results on a webcast at 2 p.m. EDT Aug. 5. The event can be accessed at www.mdu.com. Webcast and audio replays will be available through Aug. 19 at 855-859-2056, or 404-537-3406 for international callers, conference ID 5527896.

About MDU Resources
MDU Resources Group, Inc., a Fortune 500 company and a member of the S&P MidCap 400 and the S&P High-Yield Dividend Aristocrats indices, is Building a Strong America® by providing essential products and services through its regulated energy delivery and construction materials and services businesses. For more information about MDU Resources, visit www.mdu.com or contact the Investor Relations Department at investor@mduresources.com.

Media Contact: Laura Lueder, manager of communications and public relations, 701-530-1095
Financial Contact: Jason Vollmer, vice president and chief financial officer, 701-530-1755

Forward-Looking Statements
The information contained in this press release highlights the key growth strategies, projections and certain assumptions for the company and its subsidiaries and other matters for each of the company’s businesses. Many of these highlighted statements and other statements not historical in nature are “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934. Although the company believes that its expectations are based on reasonable assumptions, there is no assurance that the company’s projections, including estimates for growth and financial guidance, will in fact be achieved. Please refer to assumptions contained in this press release, as well as the various important factors listed in Part I, Item 1A - Risk Factors in the company's most recent Form 10-K and subsequent filings with the SEC.
Changes in such assumptions and factors could cause actual future results to differ materially from growth and financial guidance. All forward-looking statements in this press release are expressly qualified by such cautionary statements and by reference to the underlying assumptions. Undue reliance should not be placed on forward-looking statements, which speak only as of the date they are made. The company does not undertake to update forward-looking statements, whether as a result of new information, future events or otherwise.
Throughout this press release, the company presents financial information prepared in accordance with GAAP, as well as EBITDA, EBITDA from continuing operations, and adjusted gross margin, which are considered non-GAAP financial measures. The use of these non-GAAP financial measures should not be construed as alternatives to earnings, operating income or operating cash flows. The company believes the use of these non-GAAP financial measures are beneficial in evaluating the company's financial performance due to its diverse operations. Please refer to the "Non-GAAP Financial Measures" section contained in this document for additional information.
Performance Summary

Business Line	Second Quarter 2021 Earnings	Second Quarter 2020 Earnings	YTD June 30, 2021 Earnings	YTD June 30, 2020 Earnings
	(In millions, except per share amounts)
Regulated energy delivery	$18.8	$20.2	$74.6	$71.2
Construction materials and services	80.3	80.9	79.3	59.6
Other	1.1	(1.3)	(1.6)	(5.5)
Income from continuing operations	100.2	99.8	152.3	125.3
Loss from discontinued operations, net of tax	—	(.1)	—	(.5)
Net income	$100.2	$99.7	$152.3	$124.8
Earnings per share:
Income from continuing operations	$.50	$.50	$.76	$.62
Discontinued operations, net of tax	—	—	—	—
Earnings per share	$.50	$.50	$.76	$.62

Consolidated Statements of Income
	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2021	2020	2021	2020
	(In millions, except per share amounts)
Operating revenues:	(Unaudited)
Electric, natural gas distribution and regulated pipeline	$260.6	$241.3	$703.0	$660.0
Non-regulated pipeline, construction materials and contracting, construction services and other	1,163.1	1,121.6	1,948.6	1,900.3
Total operating revenues	1,423.7	1,362.9	2,651.6	2,560.3
Operating expenses:
Operation and maintenance:
Electric, natural gas distribution and regulated pipeline	89.4	83.1	183.7	170.7
Non-regulated pipeline, construction materials and contracting, construction services and other	988.4	946.0	1,705.7	1,679.5
Total operation and maintenance	1,077.8	1,029.1	1,889.4	1,850.2
Purchased natural gas sold	63.2	56.8	239.5	222.2
Depreciation, depletion and amortization	73.7	71.5	147.4	140.8
Taxes, other than income	53.2	52.6	115.7	116.7
Electric fuel and purchased power	18.1	14.6	36.7	35.1
Total operating expenses	1,286.0	1,224.6	2,428.7	2,365.0
Operating income	137.7	138.3	222.9	195.3
Other income	9.0	10.0	12.3	9.0
Interest expense	23.4	24.8	46.8	49.3
Income before taxes	123.3	123.5	188.4	155.0
Income tax expense	23.1	23.7	36.1	29.7
Income from continuing operations	100.2	99.8	152.3	125.3
Loss from discontinued operations, net of tax	—	(.1)	—	(.5)
Net income	$100.2	$99.7	$152.3	$124.8

Earnings per share – basic:
Income from continuing operations	$.50	$.50	$.76	$.62
Discontinued operations, net of tax	—	—	—	—
Earnings per share – basic	$.50	$.50	$.76	$.62
Earnings per share – diluted:
Income from continuing operations	$.50	$.50	$.76	$.62
Discontinued operations, net of tax	—	—	—	—
Earnings per share – diluted	$.50	$.50	$.76	$.62
Weighted average common shares outstanding – basic	201.3	200.5	201.0	200.5
Weighted average common shares outstanding – diluted	201.7	200.5	201.3	200.5

Selected Cash Flows Information
	Six Months Ended
	June 30,
	2021	2020
	(In millions)
Operating activities:
Net cash provided by continuing operations	$182.9	$261.8
Net cash used in discontinued operations	(.1)	(.4)
Net cash provided by operating activities	182.8	261.4
Investing activities:
Net cash used in continuing operations	(266.5)	(296.5)
Net cash provided by discontinued operations	—	—
Net cash used in investing activities	(266.5)	(296.5)
Financing activities:
Net cash provided by continuing operations	82.1	33.0
Net cash provided by discontinued operations	—	—
Net cash provided by financing activities	82.1	33.0
Decrease in cash and cash equivalents	(1.6)	(2.1)
Cash and cash equivalents - beginning of year	59.6	66.5
Cash and cash equivalents - end of period	$58.0	$64.4

Capital Expenditures
Business Line	2021 Estimated	2022 Estimated	2023 Estimated	2021 - 2025 Total Estimated
	(In millions)
Regulated energy delivery
Electric	$110	$182	$109	$600
Natural gas distribution	213	225	188	971
Pipeline	230	74	110	508
	553	481	407	2,079
Construction materials and services
Construction services	46	34	35	187
Construction materials and contracting	202	154	150	742
	248	188	185	929
Other	5	4	3	19
Total capital expenditures	$806	$673	$595	$3,027

Note: Total capital expenditures are presented on a gross basis.
Capital expenditures for 2021 include line-of-sight opportunities at the company's business segments. Future acquisitions would be incremental to the outlined capital program.
Non-GAAP Financial Measures
The company, in addition to presenting its earnings in conformity with GAAP, has provided non-GAAP financial measures of EBITDA by operating segment and EBITDA from continuing operations. The company defines EBITDA as net income (loss) attributable to the operating segment before interest; taxes; and depreciation, depletion and amortization; and EBITDA from continuing operations as income (loss) from continuing operations before interest; taxes; and depreciation, depletion and amortization.
The company presents EBITDA by operating segment and EBITDA from continuing operations on a consolidated basis in this news release. The company believes EBITDA and EBITDA from continuing operations are useful financial measures in providing meaningful information about operational efficiency compared to the company's peers by excluding the impacts of differences in tax jurisdictions and structures, debt levels and capital investment. The presentation of EBITDA and EBITDA from continuing operations also is provided for investment professionals who use such metrics in their analyses. The investment community often uses these metrics to assess the operating performance of a company’s business and to provide a consistent comparison of performance from period to period. The company's management uses the non-GAAP financial measures in conjunction with GAAP results when evaluating the company's operating results and calculating compensation packages. Non-GAAP financial measures are not standardized; therefore, it may not be possible to compare such financial measures with other companies’ non-GAAP financial measures having the same or similar names. The presentation of this additional information is not meant to be considered a substitution for financial measures prepared in accordance with GAAP. The company strongly encourages investors to review the consolidated financial statements in their entirety and to not rely on any single financial measure.
The following table provides a reconciliation of consolidated GAAP net income to EBITDA from continuing operations. The reconciliation for each operating segment's EBITDA is included within each operating segment's condensed income statement.

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2021	2020	2021	2020
	(In millions)
Net income	$100.2	$99.7	$152.3	$124.8
Loss from discontinued operations, net of tax	—	.1	—	.5
Income from continuing operations	100.2	99.8	152.3	125.3
Adjustments:
Interest expense	23.4	24.8	46.8	49.3
Income taxes	23.1	23.7	36.1	29.7
Depreciation, depletion and amortization	73.7	71.5	147.4	140.8
EBITDA from continuing operations	$220.4	$219.8	$382.6	$345.1
The discussion that follows also includes adjusted gross margin, which is considered a non-GAAP financial measure as it relates to the company's electric and natural gas distribution segments. Adjusted gross margin can be used in addition to operating revenues and operating expenses when evaluating the results of operations for these segments. Adjusted gross margin for the electric and natural gas distribution segments is calculated by adding back adjustments to operating income (loss). These add-back adjustments include operation and maintenance expense; depreciation, depletion and amortization expense; and certain taxes, other than income.
The presentation of adjusted gross margin is intended to be a helpful supplemental financial measure for investors’ understanding of the segments' operating performance. This non-GAAP financial measure should not be considered as an alternative to, or more meaningful than, GAAP financial measures such as operating income (loss) or net income (loss). The company's adjusted gross margin may not be comparable to other companies’ gross margin measures.
Adjusted gross margin includes operating revenues less the cost of electric fuel and purchased power, purchased natural gas sold and certain taxes, other than income. These taxes, other than income, included as a reduction to adjusted gross margin relate to revenue taxes. These segments pass on to their customers the increases and decreases in the wholesale cost of power purchases, natural gas and other fuel supply costs in accordance with regulatory requirements. As such, the segments' revenues are directly impacted by the fluctuations in such commodities. Revenue taxes, which are passed back to customers, fluctuate with revenues as they are calculated as a percentage of revenues. For these reasons, period over period, the segments' operating income (loss) is generally not impacted. The company's management believes the adjusted gross margin is a useful supplemental financial measure as these items are included in both operating revenues and operating expenses. The company's management also believes that adjusted gross margin and the remaining operating expenses that calculate operating income (loss) are useful in assessing the company's utility performance as management has the ability to influence control over the remaining operating expenses.

The following tables provide reconciliations of the company's electric and natural gas distribution segments' operating income to adjusted gross margin.

Electric	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2021	2020	2021	2020
	(In millions)
Operating income	$12.8	$12.8	$26.7	$27.6
Adjustments:
Operating expenses:
Operation and maintenance	31.3	29.0	62.6	59.7
Depreciation, depletion and amortization	16.9	15.7	33.0	31.3
Taxes, other than income	4.5	4.4	9.2	8.7
Total adjustments	52.7	49.1	104.8	99.7
Adjusted gross margin	$65.5	$61.9	$131.5	$127.3

Natural Gas Distribution	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2021	2020	2021	2020
	(In millions)
Operating income	$3.6	$.7	$57.2	$50.7
Adjustments:
Operating expenses:
Operation and maintenance	46.0	43.1	97.2	89.1
Depreciation, depletion and amortization	20.3	21.0	42.7	41.8
Taxes, other than income	6.7	6.0	13.8	12.1
Total adjustments	73.0	70.1	153.7	143.0
Adjusted gross margin	$76.6	$70.8	$210.9	$193.7

Regulated Energy Delivery

Electric	Three Months Ended			Six Months Ended
	June 30,			June 30,
	2021	2020	% Change	2021	2020	% Change
	(In millions)
Operating revenues	$83.8	$76.6	9%	$168.6	$162.7	4%
Electric fuel and purchased power	18.1	14.6	24%	36.7	35.1	5%
Taxes, other than income	.2	.1	100%	.4	.3	33%
Adjusted gross margin	65.5	61.9	6%	131.5	127.3	3%
Operating expenses:
Operation and maintenance	31.3	29.0	8%	62.6	59.7	5%
Depreciation, depletion and amortization	16.9	15.7	8%	33.0	31.3	5%
Taxes, other than income	4.5	4.4	2%	9.2	8.7	6%
Total operating expenses	52.7	49.1	7%	104.8	99.7	5%
Operating income	12.8	12.8	—%	26.7	27.6	(3)%
Other income	1.6	2.5	(36)%	2.2	2.1	5%
Interest expense	6.6	6.8	(3)%	13.2	13.6	(3)%
Income before taxes	7.8	8.5	(8)%	15.7	16.1	(2)%
Income tax benefit	(2.5)	(3.7)	32%	(5.3)	(7.4)	28%
Net income	$10.3	$12.2	(15)%	$21.0	$23.5	(11)%
Adjustments:
Interest expense	6.6	6.8	(3)%	13.2	13.6	(3)%
Income tax benefit	(2.5)	(3.7)	32%	(5.3)	(7.4)	28%
Depreciation, depletion and amortization	16.9	15.7	8%	33.0	31.3	5%
EBITDA	$31.3	$31.0	1%	$61.9	$61.0	1%

Operating Statistics	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2021	2020	2021	2020
Retail sales (million kWh):
Residential	254.1	257.7	589.0	588.3
Commercial	347.1	323.7	708.9	699.5
Industrial	144.1	115.9	288.6	268.9
Other	22.1	20.4	41.3	40.8
	767.4	717.7	1,627.8	1,597.5
Average cost of electric fuel and purchased power per kWh	$.022	$.019	$.021	$.020
The electric business reported net income of $10.3 million in the second quarter of 2021, compared to $12.2 million for the same period in 2020. The decrease in net income was driven by higher operating expenses, primarily higher labor-related costs which includes increased stock-based compensation expense and health care costs, and higher generation station expenses. Lower investment returns on certain benefit plans further impacted net income. Partially offsetting the decrease was higher adjusted gross margin from a 6.9% increase in electric retail sales volumes. Higher industrial and commercial volumes were offset in part by lower residential volumes. Higher demand revenues and higher revenues associated with transmission interconnect upgrades also helped to offset the decrease in net income.
The electric business's EBITDA increased $300,000 in the second quarter of 2021, compared to 2020, primarily the result of higher adjusted gross margin partially offset by higher operating expenses, as previously discussed.

Natural Gas Distribution	Three Months Ended			Six Months Ended
	June 30,			June 30,
	2021	2020	% Change	2021	2020	% Change
	(In millions)
Operating revenues	$153.9	$141.7	9%	$504.3	$468.3	8%
Purchased natural gas sold	70.9	64.6	10%	273.1	255.2	7%
Taxes, other than income	6.4	6.3	2%	20.3	19.4	5%
Adjusted gross margin	76.6	70.8	8%	210.9	193.7	9%
Operating expenses:
Operation and maintenance	46.0	43.1	7%	97.2	89.1	9%
Depreciation, depletion and amortization	20.3	21.0	(3)%	42.7	41.8	2%
Taxes, other than income	6.7	6.0	12%	13.8	12.1	14%
Total operating expenses	73.0	70.1	4%	153.7	143.0	7%
Operating income	3.6	.7	NM	57.2	50.7	13%
Other income	2.4	4.1	(41)%	4.0	4.4	(9)%
Interest expense	9.1	9.0	1%	18.2	18.1	1%
Income (loss) before taxes	(3.1)	(4.2)	26%	43.0	37.0	16%
Income tax (benefit) expense	(2.4)	(3.2)	25%	7.5	5.6	34%
Net income (loss)	$(.7)	$(1.0)	26%	$35.5	$31.4	13%
Adjustments:
Interest expense	9.1	9.0	1%	18.2	18.1	1%
Income tax (benefit) expense	(2.4)	(3.2)	25%	7.5	5.6	34%
Depreciation, depletion and amortization	20.3	21.0	(3)%	42.7	41.8	2%
EBITDA	$26.3	$25.8	2%	$103.9	$96.9	7%
*    NM - not meaningful

Operating Statistics	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2021	2020	2021	2020
Volumes (MMdk)
Retail sales:
Residential	9.0	9.7	37.8	37.4
Commercial	6.5	6.3	25.1	25.1
Industrial	1.1	1.0	2.6	2.5
	16.6	17.0	65.5	65.0
Transportation sales:
Commercial	.4	.4	1.1	1.1
Industrial	38.9	30.2	82.8	75.8
	39.3	30.6	83.9	76.9
Total throughput	55.9	47.6	149.4	141.9
Average cost of natural gas per dk	$4.26	$3.81	$4.17	$3.93
The natural gas distribution business reported a seasonal loss of $700,000 in the second quarter of 2021, compared to a loss of $1.0 million for the same period in 2020. The decreased loss was primarily higher adjusted gross margin due to approved rate relief in certain jurisdictions and 2% customer growth. Natural gas transportation revenues also increased during the quarter. Partially offsetting the decreased loss was higher operation and maintenance expense, primarily higher labor-related costs, largely increased stock-based compensation expense and health care costs. Other income also decreased, the result of lower investment returns on certain benefit plans.
The natural gas distribution business's EBITDA increased $500,000 in the second quarter of 2021, compared to 2020, primarily the result of higher adjusted gross margin, partially offset by higher operation and maintenance expense, as previously discussed.

Pipeline	Three Months Ended			Six Months Ended
	June 30,			June 30,
	2021	2020	% Change	2021	2020	% Change
	(In millions)
Operating revenues	$35.6	$35.7	—%	$71.8	$71.5	—%
Operating expenses:
Operation and maintenance	16.1	15.1	7%	31.3	30.1	4%
Depreciation, depletion and amortization	5.2	5.3	(2)%	10.3	11.2	(8)%
Taxes, other than income	3.2	3.1	3%	6.6	6.6	—%
Total operating expenses	24.5	23.5	4%	48.2	47.9	1%
Operating income	11.1	12.2	(9)%	23.6	23.6	—%
Other income	1.9	1.0	90%	2.8	1.0	180%
Interest expense	1.9	1.9	—%	3.9	3.9	—%
Income before taxes	11.1	11.3	(2)%	22.5	20.7	9%
Income tax expense	1.9	2.3	(17)%	4.4	4.4	—%
Net income	$9.2	$9.0	3%	$18.1	$16.3	11%
Adjustments:
Interest expense	1.9	1.9	—%	3.9	3.9	—%
Income tax expense	1.9	2.3	(17)%	4.4	4.4	—%
Depreciation, depletion and amortization	5.2	5.3	(2)%	10.3	11.2	(8)%
EBITDA	$18.2	$18.5	(2)%	$36.7	$35.8	3%

Operating Statistics	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2021	2020	2021	2020
Transportation volumes (MMdk)	118.7	95.6	229.5	207.3
Natural gas gathering volumes (MMdk)	—	2.1	—	5.4

Customer natural gas storage balance (MMdk):
Beginning of period	5.2	3.8	25.5	16.2
Net injection (withdrawal)	10.8	15.3	(9.5)	2.9
End of period	16.0	19.1	16.0	19.1
The pipeline business reported net income of $9.2 million in the second quarter of 2021, compared to $9.0 million for the same period in 2020. The increase in net income was driven by higher non-regulated project revenues as well as increased other income, largely the result of higher allowance for funds used during construction. Partially offsetting the increase in net income was higher operation and maintenance expense, driven by the costs associated with the previously mentioned increase in non-regulated projects revenue.
The pipeline business's EBITDA decreased $300,000 in the second quarter of 2021, compared to 2020, primarily from increased operation and maintenance expense, as previously discussed.

Construction Materials and Services

Construction Services	Three Months Ended			Six Months Ended
	June 30,			June 30,
	2021	2020	% Change	2021	2020	% Change
	(In millions)
Operating revenues	$525.6	$497.2	6%	$1,044.1	$1,011.9	3%
Cost of sales:
Operation and maintenance	442.0	411.1	8%	869.2	847.3	3%
Depreciation, depletion and amortization	3.9	4.0	(3)%	7.9	7.9	—%
Taxes, other than income	16.3	17.2	(5)%	35.7	40.6	(12)%
Total cost of sales	462.2	432.3	7%	912.8	895.8	2%
Gross margin	63.4	64.9	(2)%	131.3	116.1	13%
Selling, general and administrative expense:
Operation and maintenance	23.6	23.5	—%	48.2	47.4	2%
Depreciation, depletion and amortization	1.0	2.4	(58)%	2.3	4.2	(45)%
Taxes, other than income	1.0	1.1	(9)%	2.7	2.8	(4)%
Total selling, general and administrative expense	25.6	27.0	(5)%	53.2	54.4	(2)%
Operating income	37.8	37.9	—%	78.1	61.7	27%
Other income	1.6	.5	NM	1.8	.7	NM
Interest expense	.9	1.1	(18)%	1.8	2.3	(22)%
Income before taxes	38.5	37.3	3%	78.1	60.1	30%
Income tax expense	9.6	9.4	2%	19.4	15.3	27%
Net income	$28.9	$27.9	3%	$58.7	$44.8	31%
Adjustments:
Interest expense	.9	1.1	(18)%	1.8	2.3	(22)%
Income tax expense	9.6	9.4	2%	19.4	15.3	27%
Depreciation, depletion and amortization	4.9	6.4	(23)%	10.2	12.1	(16)%
EBITDA	$44.3	$44.8	(1)%	$90.1	$74.5	21%
*    NM - not meaningful

The construction services business reported net income of $28.9 million in the second quarter of 2021, compared to $27.9 million for the same period in 2020. The increase in net income was driven by higher inside specialty contracting workloads from strong demand from commercial and industrial work, as well as higher outside specialty contracting workloads, and lower depreciation, depletion and amortization expense from decreased intangible amortization expense associated with previous acquisitions.
The construction services business's EBITDA decreased $500,000 in the second quarter of 2021, compared to 2020, primarily a result of lower gross margin.

Construction Materials and Contracting	Three Months Ended			Six Months Ended
	June 30,			June 30,
	2021	2020	% Change	2021	2020	% Change
	(In millions)
Operating revenues	$633.8	$621.1	2%	$899.5	$883.3	2%
Cost of sales:
Operation and maintenance	497.0	487.9	2%	740.2	738.7	—%
Depreciation, depletion and amortization	24.3	21.2	15%	46.7	40.8	14%
Taxes, other than income	13.9	13.6	2%	23.6	23.0	3%
Total cost of sales	535.2	522.7	2%	810.5	802.5	1%
Gross margin	98.6	98.4	—%	89.0	80.8	10%
Selling, general and administrative expense:
Operation and maintenance	24.2	21.6	12%	46.0	43.8	5%
Depreciation, depletion and amortization	1.0	1.3	(23)%	2.1	2.3	(9)%
Taxes, other than income	1.0	.8	25%	3.4	3.2	6%
Total selling, general and administrative expense	26.2	23.7	11%	51.5	49.3	4%
Operating income	72.4	74.7	(3)%	37.5	31.5	19%
Other income	1.2	1.9	(37)%	1.1	.7	57%
Interest expense	4.8	5.7	(16)%	9.5	10.9	(13)%
Income before taxes	68.8	70.9	(3)%	29.1	21.3	37%
Income tax expense	17.4	17.9	(3)%	8.5	6.5	31%
Net income	$51.4	$53.0	(3)%	$20.6	$14.8	39%
Adjustments:
Interest expense	4.8	5.7	(16)%	9.5	10.9	(13)%
Income tax expense	17.4	17.9	(3)%	8.5	6.5	31%
Depreciation, depletion and amortization	25.3	22.5	12%	48.8	43.1	13%
EBITDA	$98.9	$99.1	—%	$87.4	$75.3	16%

Operating Statistics	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2021	2020	2021	2020
Sales (000's):
Aggregates (tons)	9,533	8,739	14,341	12,956
Asphalt (tons)	2,091	2,166	2,385	2,393
Ready-mixed concrete (cubic yards)	1,201	1,119	1,933	1,823
The construction materials and contracting business reported net income of $51.4 million in the second quarter of 2021, compared to $53.0 million in the same period in 2020. The decrease in net income was the result of higher selling, general and administrative expense, primarily labor-related costs which includes increased stock-based compensation expense and health care costs. Lower investment returns on certain benefit plans also impacted the quarter. Partially offsetting the decrease in net income was lower interest expense.
The construction materials and contracting business's EBITDA decreased $200,000 in the second quarter of 2021, compared to 2020. The decreased EBITDA was the result of higher selling, general and administrative expense, as previously discussed.

Other
	Three Months Ended			Six Months Ended
	June 30,			June 30,
	2021	2020	% Change	2021	2020	% Change
	(In millions)
Operating revenues	$3.4	$2.9	17%	$6.7	$5.9	14%
Operating expenses:
Operation and maintenance	2.3	2.3	—%	4.5	4.4	2%
Depreciation, depletion and amortization	1.1	.6	83%	2.4	1.3	85%
Total operating expenses	3.4	2.9	17%	6.9	5.7	21%
Operating income (loss)	—	—	NM	(.2)	.2	NM
Other income	.3	—	NM	.4	.2	100%
Interest expense	.1	.3	(67)%	.2	.6	(67)%
Income (loss) before income taxes	.2	(.3)	NM	—	(.2)	NM
Income tax (benefit) expense	(.9)	1.0	NM	1.6	5.3	(70)%
Net income (loss)	$1.1	$(1.3)	NM	$(1.6)	$(5.5)	70%
*    NM - not meaningful

Net income for Other reflects income tax adjustments related to the consolidated company's annualized estimated tax rate and higher depreciation, depletion and amortization expense in 2021 for software placed in service. General and administrative costs and interest expense previously allocated to the exploration and production and refining businesses that do not meet the criteria for income (loss) from discontinued operations also are included in Other.

Other Financial Data
	June 30,
	2021		2020
(In millions, except per share amounts)
	(Unaudited)
Book value per common share	$15.81		$14.45
Market price per common share	$31.34		$22.18
Dividend yield (indicated annual rate)	2.7%		3.7%
Price/earnings from continuing operations ratio (12 months ended)	15.1	x	12.5	x
Market value as a percent of book value	198.2%		153.5%
Total assets	$8,298		$7,911
Total equity	$3,199		$2,898
Total debt	$2,387		$2,357
Capitalization ratios:
Total equity	57.3%		55.1%
Total debt	42.7		44.9
	100.0%		100.0%